EXHIBIT 99.1



LEHMAN BROTHERS

PRESS RELEASE



For Immediate Release                         Media Contact:        Hannah Burns
                                                                  (212) 526-4064

                                              Investor Contact:   Shaun Butler
                                                                 (212) 526-8381


                             LEHMAN BROTHERS REPORTS
                     THIRD QUARTER EARNINGS OF $194 MILLION

         Net Income for First Nine Months of Fiscal 2002 Is $788 Million


NEW YORK, September 24, 2002 -- Lehman Brothers Holdings Inc. (ticker symbol:
LEH) today reported net income of $194 million, or $0.70 per common share (diluted), for the third quarter ended August 31, 2002, compared with $309 million, or $1.14 per common share (diluted), reported for the third quarter of fiscal 2001.

For the first nine months of fiscal 2002, net income was $788 million, compared with $1,125 million for the comparable period of fiscal 2001.

"The results for the third quarter reflect the extremely difficult market conditions that continue to confront our industry," said Richard S. Fuld, Jr., chairman and chief executive officer. "Notwithstanding the pressure on our financial results, we remain focused on the creation of shareholder value and long-term growth as demonstrated by our gains in market share across our investment banking and capital markets businesses."

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                                                              3Q Earnings/Page 2

Net revenues (total revenues less interest expense) for the third quarter were $1.35 billion, compared to $1.63 billion in the third quarter of fiscal 2001, and $1.66 billion in the fiscal 2002 second quarter. The challenging market conditions experienced in the first half of the year deteriorated further in the third quarter due to widening spreads in the credit markets, driven by a record level of downgraded debt and an increased level of defaults, and a steep decline in global equity markets. In addition, investment banking revenues reflected continued weak merger and acquisition and equity origination levels, as well as lower debt underwriting volume in the market.

For the first nine months of fiscal 2002, net revenues were $4.6 billion, compared with $5.5 billion for the first nine months of fiscal 2001.

Non-interest expenses for the quarter were $1.1 billion, down 10 percent from $1.2 billion in the fiscal 2001 third quarter. Compensation and benefits as a percentage of net revenues remained at 51 percent during the third quarter of fiscal 2002. Nonpersonnel expenses in the fiscal 2002 third quarter were $391 million, compared with $363 million in the previous fiscal year's third quarter.

For the quarter ended August 31, 2002, the Firm's pre-tax operating margin was 20 percent, and the Firm's return on common equity was 9 percent. Despite the prolonged period of challenging market conditions, the Firm's pre-tax operating margin was 25 percent, and return on common equity was 12.5 percent for the first nine months of the year (excluding special preferred dividend).

As of August 31, 2002, Lehman Brothers stockholders' equity and trust preferred securities totaled $9.6 billion, and total capital (stockholders' equity, trust preferred securities, and long-term debt) was approximately $48 billion. Book value per common share was $33.49.

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                                                             3Q Earnings/Page 3

Lehman Brothers (ticker symbol: LEH), an innovator in global finance, serves the financial needs of corporations, governments and municipalities, institutional clients, and high-net-worth individuals worldwide. Founded in 1850, Lehman Brothers maintains leadership positions in equity and fixed income sales, trading and research, investment banking, private equity, and private client services. The Firm is headquartered in New York, London, and Tokyo and operates in a network of offices around the world. For further information about Lehman Brothers' services, products, and recruitment opportunities, visit our Web site at www.lehman.com.

Conference Call

A conference call to discuss the Firm's financial results and outlook will be held at 9:30 a.m. EST on Tuesday, September 24, 2002. Members of the public who would like to access the conference call should dial, from the U.S., 888-942-8132, or, from outside the U.S., 712-257-3664. The passcode for all callers is LEHMAN. The conference call will also be accessible through the "Shareholders" section of the Firm's Web site, www.lehman.com, under the subcategory "Webcasts." For those unable to listen to the live broadcast, a replay will be available on the Firm's Web site or by dialing 800-469-5440 (within the U.S.) or 402-220-2271 (from outside the U.S.) beginning approximately one hour after the event, and remaining available until 4:00 p.m. on October 11, 2002.


Cautionary Note Regarding Forward-Looking Statements

This press release may contain forward-looking statements. These statements are not historical facts, but instead represent only the Firm's expectations, estimates, and projections regarding future events. These statements are not guarantees of future performance and involve certain risks and uncertainties that are difficult to predict, which may include market, credit or counterparty, liquidity, legal, and operational risks. The Firm's actual results and financial condition may differ, perhaps materially, from the anticipated results and financial condition in any such forward-looking statements. For more information concerning the risks and other factors that could affect the Firm's future results and financial condition, see "Management's Discussion and Analysis of Financial Condition and Results of Operation" in the Firm's most recent Annual Report to Shareholders and Quarterly Report on Form 10-Q.